Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Pre-Effective Amendment No. 3 of the Registration Statement on Form S-4 of Corporate Property Associates 14 Incorporated of our report dated March 24, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the discontinued operations as discussed in Notes 13, 14, 15, and 17 as to which the date is September 13, 2006, relating to the financial statements and financial statement schedule of Corporate Property Associates 14 Incorporated, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
\s\ PricewaterhouseCoopers LLP
New York, New York
October 18, 2006